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                                                                  EXHIBIT (e)(7)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of November 7, 2001 by and between Arguss Communications, Inc. a Delaware corporation (the "Company") and Haywood Miller (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to continue the services of the Executive as the Executive Vice President for the Company and the Executive desires to continue to perform such services for the Company; and

         WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive, all in accordance with the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

         1. Employment. The Company hereby continues the employment of the Executive as its Executive Vice President, and the Executive hereby agrees to continue to function as such for the Company, for the period set forth in
Section 2 hereof, all upon the terms and conditions hereinafter set forth.

         2. Term of Employment. (a) Unless (i) earlier terminated as provided in
Section 7 hereof or (ii) renewed as provided in Section 2(b) hereof, the term of the Executive's employment under this Agreement shall be for a period beginning on November 1, 2001 and ending on November 1, 2002 (the "Initial Term").

         (b) The term of the Executive's employment under this Agreement shall be automatically renewed for additional one-year terms (each, a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Executive delivers to the other, at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Executive's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be.

         (c) The period from November 1, 2001 until November 1, 2002 or, in the event that the Executive's employment hereunder is earlier terminated as provided in Section 7


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hereof or renewed as provided in Section 2(b) hereof, such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

         3. Duties. The Executive shall be employed as the Executive Vice President of the Company and shall faithfully and competently perform such duties as the Board of Directors of the Company shall from time to time determine, which duties shall be consistent with such position. The Executive shall perform his duties at the principal offices of the Company, with travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and personal days and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time throughout the Employment Term to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

         4.  Compensation.

         (a) Salary. As compensation for the complete and satisfactory performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $150,000 to be increased (but not reduced) from time to time in such amounts as the Company may, in its reasonable discretion, deem to be appropriate (said amount, together with any such increases, being hereinafter referred to as the "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect. All compensation payable under this Agreement shall be subject to applicable federal and state withholding tax requirements and other deductions approved by the Executive.

         (b) Bonus Payments. For each calendar year during the Employment Term, the Executive is eligible to receive an annual bonus in the reasonable discretion of the Board of Directors subject to the satisfaction of such reasonable performance criteria as shall be established for him with respect to such year.

         5.  Benefits.  During the Employment Term, the Executive shall:

         (a) be eligible to participate in executive fringe benefits that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

         (b) be eligible to participate in any medical and health plans or other executive welfare benefit plans that may be provided by the Company for its executive employees in


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accordance with the provisions of any such plans, as the same may be in effect from time to time;

         (c) be entitled to annual paid vacation in accordance with the Company policy that may be applicable to executive employees from time to time, such vacation to be in no event less than two weeks in each calendar year;

         (d) be entitled to sick leave and sick pay in accordance with any Company policy that may be applicable to executive employees from time to time;

         (e) be entitled to life insurance coverage (payable to his designated beneficiary) and long term disability insurance coverage provided by the Company to executive employees; and

         (f) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies for executive employees.

         6. Stock Plans and Options. During the Employment Term, the Executive shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time and at any time and the Company shall grant to the Executive or cause to be granted to him stock options and other benefits similar to the options and benefits granted to other executives subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Board of Directors of any discretion granted to it or them thereunder.

         7. Termination: Effect of Termination. (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

             (i)   death of the Executive;

             (ii) termination of the Executive's employment hereunder by the Company because of the Executive's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty
         (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;

             (iii) written notice by the Company to the Executive of the termination of his employment hereunder by the Company at any time "for cause,"

             (iv) written notice by the Executive to the Company of the termination of the Executive's employment hereunder by the Executive because of a material diminution of the Executive's duties, authority or responsibility or a material impairment by action of the Company of his ability to perform his duties or responsibilities, regardless of


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         whether such diminution of duties or impairment is accompanied by a change in the Executive's title of Executive Vice President;

             (v) written notice by the Executive to the Company of a material breach by the Company of any provision of this Agreement if such breach continues for thirty (30) days after written notice thereof to the Company;

             (vi) written notice by the Executive to the Company of the voluntary termination of the Executive's employment hereunder by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than a breach of any provision of this Agreement by the Company (as described in paragraph
         (v) above) or other than the occurrence of any event described in clause (iv) above; or

             (vii) written notice by the Company to the Executive of the termination of his employment hereunder by the Company at any time without cause, including notice of non-renewal of this Agreement.

The following, and only the following, actions, failures or events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause (iii) above:

(1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude that are materially detrimental to the Company, (3) willful acts or omissions which the Executive knew were likely to materially damage the business of the Company or (4) willful and material breach by the Executive of his obligations under this Agreement.

         (b) In the event that the Executive's employment with the Company is terminated by the Executive pursuant to the clauses (iv), (v) or (vii) above, then the Company shall pay to the Executive, as severance pay in a single lump sum payment, an amount equal to 24 months of Base Salary within thirty (30) days after the Executive's termination of employment, based on the Executive's Base Salary for the twelve month period immediately preceding the date the Executive's employment so ceases, without reduction or offset for any other monies which the Executive may thereafter earn or be paid. Executive shall also be entitled for a period of 12 months from the termination of his employment to the continuation of all benefits, as provided for in Section 5, excluding sick and vacation time, subject to any applicable employee co-payments.

         (c) In the event that the Executive's employment with the Company terminates pursuant to clauses (i), (ii), (iii) or (vi) above, then notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and Section 8 hereof, the Company shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment other than
(i)


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such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Executive from the Company's benefit plans or reimbursement policies, if any.

         8.  Change in Control.

         (a) In the event of a Change in Control (as hereinafter defined) and Executive does not agree to a separate employment agreement with the Company within ninety (90) days after the Change of Control, Executive shall be entitled to the compensation provided in Section 7(b) hereof within the greater of thirty
(30) days after the Change in Control or ten (10) days after the Executive notifies Company of his intention to decline further employment with the Company. If the Executive agrees to a separate employment agreement with the Company within ninety (90) days after the Change of Control, the Company shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature, beyond those which may be a part of a separate employment agreement between the Executive and the Company.

         (b) Change in Control shall mean (i) any transfer or other transaction whereby the right to vote more than twenty percent (20%) of the then issued and outstanding capital stock of (A) the Company or (B) any subsidiary of the Company to which the Company shall have transferred all or substantially all of its business, is transferred to any party or affiliated group of parties, (ii) any merger or consolidation of the Company (or a subsidiary of the Company of the type described in clause (i)(B) above) with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction, or (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of the Company (or a subsidiary of the type described in clause (i)(B) above), or (iv) when, during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors who then qualified as Incumbent Director either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this Section 8(b)(iv).

         9. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

         10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or


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registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Executive, at his home address or addresses as either party shall have designated in writing to the other party hereto.

         11. No Set-Off. The Company will pay promptly when due all sums to be paid the Executive under this Agreement without abatement, deduction or reduction of any kind or without any kind of setoff against any such sums; it being the intention of the parties that all such sums shall continue to be payable in all events unless the Company's obligation to pay such sums shall be terminated pursuant to the express provisions of this Agreement.

         12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

         13. Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

         14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         15. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


ARGUSS COMMUNICATIONS, INC.                 EXECUTIVE



By:   /s/ Rainer H. Bosselmann                      /s/ Haywood Miller
   ------------------------------------     ------------------------------------
   Its: Chief Executive Officer             Haywood Miller




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